UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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TEMPUR SEALY INTERNATIONAL, INC.

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Explanatory Note:

On May 1, 2015, Tempur Sealy International, Inc. (the “Company”) issued a statement addressing the report issued by Egan-Jones relating to the Company’s 2015 Annual Meeting of Stockholders. A copy of the statement is attached.

Tempur Sealy Egan-Jones Statement

The Tempur Sealy Board of Directors and management team finds it deeply troubling that Egan-Jones has reissued a report reversing its support for the Company, only 11 days after supporting ALL of the Tempur Sealy director nominees and lauding the Company’s governance and compensation structure. We question the credibility of Egan-Jones, which by its own admission failed to recognize a contested situation at the Company’s upcoming Annual Meeting.

On April 28, Tempur Sealy reported solid first quarter 2015 financial results that are in line with the expectations we communicated at our Investor Day and exceeded analyst consensus estimates for net sales, adjusted gross margin, adjusted operating margin, adjusted EBITDA and adjusted EPS1. As illustrated by our recent results, the Tempur Sealy Board of Directors and management team have been responsible stewards of shareholders’ investments and have guided Tempur Sealy’s strategic transformation to create a strong, highly competitive global platform. We urge shareholders to vote for ALL of the Tempur Sealy director nominees at the upcoming Annual Meeting.

1.	Q1 2015 Earnings Release; April 28, 2015. For additional information regarding adjusted EPS, adjusted gross margin, adjusted operating margin, EBITDA and adjusted EBITDA (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the Company’s April 28, 2015 press release and SEC filings.